Sinclair Announces Global Settlement of All Diamond Sports Group-Related Litigation Issues, Including Agreement with Diamond on Management Services Agreement Amendment

HUNT VALLEY, MD – January 17, 2024 - Sinclair, Inc. (Nasdaq: SBGI) today announced that it has agreed, subject to definitive documentation and final court approval, to a global settlement and release of all claims associated with the litigation filed by Diamond Sports Group, LLC (DSG) and DSG’s wholly-owned subsidiary, Diamond Sports Net, LLC, in July 2023, which settlement includes an amendment to the Management Services Agreement between Sinclair Television Group, Inc. (STG) and DSG.

The settlement terms include, among other things, DSG’s withdrawal of its $1.5 billion litigation against Sinclair and all other defendants, along with the full and final satisfaction and release of all claims in that litigation against all defendants, including Sinclair and its subsidiaries, in exchange for Sinclair’s cash payment to DSG of $495 million, which is estimated to result in a net cost to Sinclair of approximately $250-325 million after considering corresponding tax benefits, additional Management Services Agreement payments to STG, and other assets and value to be received by Sinclair in connection with the settlement. The $495 million cash payment will be funded by cash on hand at Sinclair Ventures, LLC, Sinclair Television Group, Inc. and/or a loan backed by Sinclair Ventures, LLC. Under the terms of the settlement, Sinclair will provide transition services to DSG to allow DSG to become a self-standing entity going forward.

The settlement is subject to definitive documentation, including finalization of certain transition terms, and approval by the U.S. Bankruptcy Court in Houston overseeing DSG’s chapter 11 case. A motion for approval of the settlement is expected to be filed with the Court next week.

The Company has entered into the settlement, without admitting any fault or wrongdoing. If the settlement does not receive final Court approval, Sinclair remains committed to vigorously defending against the claims asserted in the litigation.

Forward-Looking Statements

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, (i) the settlement is subject to definitive documentation, including finalization of certain transition terms, and Court approval; (ii) the timing of any final decision by the Court; (iii) Sinclair’s ability to recognize the intended benefits of the settlement offsetting its cash payment in connection therewith, (iv) the impact of the settlement on Sinclair’s financial condition, business operations, results of operations and liquidity; and (v) any other risk factors set forth in Sinclair’s recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. Sinclair undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair, Inc.

Sinclair, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; and owns Tennis Channel and multicast networks Comet, CHARGE!, TBD and The Nest. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Source: Sinclair, Inc.